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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-43141 of Championship Auto Racing Teams, Inc. on Form S-1 of (a) our report on the financial statements of Championship Auto Racing Teams, Inc. dated January 31, 1998 and (b) our report on the combined financial statements of American Racing Series, Inc. and BP Automotive, Inc. dated January 31, 1998 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


Deloitte & Touche LLP
Detroit, Michigan
February 6, 1998